Exhibit 10.3
FORM OF
STOCK OPTION AGREEMENT
FOR THE GRANT OF
NON-QUALIFIED STOCK OPTIONS UNDER THE
STEWART ENTERPRISES, INC.
2010 STOCK INCENTIVE PLAN
     THIS AGREEMENT (the “Agreement”) is effective as of                      ___, 20___ by and between Stewart Enterprises, Inc., a Louisiana corporation (“SEI”), and                      (“Optionee”).
     WHEREAS, SEI maintains the 2010 Stock Incentive Plan (the “Plan”), under which the Compensation Committee of the Board of Directors of SEI (the “Committee”) may, among other things, grant options or delegate its authority to grant options to purchase shares of SEI’s Class A common stock, no par value per share (the “Common Stock”), to key employees of SEI and its subsidiaries (collectively, the “Company”) as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate;
     WHEREAS, pursuant to the Plan, the Company has granted options to the Optionee, as described herein.
     NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:
1.
GRANT OF OPTION
     In consideration of future services, SEI hereby grants to Optionee, effective                      , 20___ (the “Date of Grant”), the right, privilege and option to purchase ___ shares of Common Stock (the “Option”) at an exercise price of $_.___ per share (the “Exercise Price”). The Option shall be exercisable at the time specified in Section 2 below. The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.
TIME OF EXERCISE
     2.1 Subject to the provisions of the Plan and the other provisions of this Agreement and subject to the Optionee remaining employed by the Company on the applicable dates, the Optionee shall be entitled to exercise the Option as follows:

     Notwithstanding the foregoing, the Option shall become accelerated and immediately exercisable in full in the event of a Change of Control (as defined in the Plan) of SEI. The Option shall expire and may not be exercised later than [seven years after Date of Grant].
     2.2 If Optionee’s employment is terminated, the Option may be exercised, but only to the extent exercisable at the time of termination, within the periods specified below, but no later than [seven years after Date of Grant]:
(a)	In the event of
(i)	death,

(ii)	disability within the meaning of Section 22(e)(3) of the Code,

(iii)	retirement on or after reaching age 65,

(iv)	early retirement with the approval of the Board of Directors or

(v)	any termination, other than termination for “cause,” after Optionee has completed 15 or more continuous years of full-time service with the Company, the Option must be exercised within one year following termination of employment, after which time the Option shall terminate.
     (b) In the event of termination for any other reason, the Option may be exercised, but only to the extent exercisable at the time of termination, within 30 days following termination of employment, after which time the Option shall terminate.
Any portion of the Option that is not yet exercisable at the time of termination of employment shall terminate immediately upon termination of employment.
     2.3 The term “cause” shall mean (a) Optionee’s breach of any written employment agreement between Optionee and SEI or a subsidiary or (b) the willful engaging by Optionee in gross conduct injurious to SEI or the subsidiary that employs Optionee, which in either case is not remedied within 10 days after SEI or the employing subsidiary provides written notice to the Optionee of such breach or willful misconduct.
3.
METHOD OF EXERCISE OF OPTION
     Optionee may exercise all or a portion of the Option by delivering to SEI a signed written notice of his intention to exercise the Option, specifying therein the number of shares to be purchased. Upon receiving such notice, and after SEI has received payment of the Exercise Price in the form permitted in the Plan, including payment by means of a broker-assisted cashless exercise effected in accordance with procedures established by SEI, the appropriate officer of

SEI shall cause the transfer of title of the shares purchased to Optionee on SEI’s stock records and cause to be issued to Optionee a stock certificate for the number of shares being acquired. Optionee shall not have any rights as a shareholder until the stock certificate is issued to him.
4.
NON-TRANSFERABILITY
     The Option granted hereby may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will, by the laws of descent and distribution, pursuant to a domestic relations order or as otherwise permitted in the Plan. The Option shall not be subject to execution, attachment or similar process.
5.
TAXES
     Upon the exercise of all or any portion of the Option, the Optionee must deliver to SEI the amount of income tax withholding required by law. Subject to the terms of the Plan, the Optionee may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have SEI withhold from the shares the Optionee otherwise would receive upon exercise shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the shares to be withheld or delivered shall be based on the Fair Market Value (as defined in the Plan) of the Common Stock on the date that the amount of tax to be withheld is determined (the “Tax Date”). Further, the Optionee must notify SEI prior to the Tax Date if the withholding tax obligation will be satisfied by the delivery or withholding of shares. Notwithstanding the terms of the Plan, if the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, the Optionee’s right to handle the payment of withholding taxes in the manner described in this Section 5 may not be revoked by the Committee.
6.
NO CONTRACT OF EMPLOYMENT INTENDED
     Nothing in this Agreement shall confer upon Optionee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate Optionee’s employment relationship with the Company at any time.
7.
BINDING EFFECT
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.
8.
INCONSISTENT PROVISIONS
     The Option granted hereby is subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. If any provision of this Agreement relating to the

Option conflicts with any provision of any employment or change of control agreement between the Company and Optionee, the provision in the employment or change of control agreement shall control.
9.
GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.
10.
SEVERABILITY
     If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Optionee and SEI intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
11.
COMPANY’S RECOVERY RIGHT
     The Company has the right to recover any Options issued under the Plan to the Award Recipient, if (a) the grant, vesting, or value of such awards was based on the achievement of financial results that were subsequently the subject of a restatement; (b) the Award Recipient is subject to the Company’s Compensation Recovery Policy; (c) the Award Recipient engaged in intentional misconduct that caused or partially caused the need for the restatement; and (d) the effect of the restatement was to decrease the financial results such that such grant would not have been earned or would have had a lesser value. The Award Recipient accepts the Options subject to such recovery rights of the Company and in the event the Company exercises such rights, the Award Recipient shall promptly return the Options (or the shares acquired upon exercise) to the Company upon demand. If the Award Recipient no longer holds the shares subject to the Options at the time of demand by the Company, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such shares. The Company may, if it chooses, effect such recovery by withholding from other amounts due to the Award Recipient by the Company.
12.
ENTIRE AGREEMENT; MODIFICATION
     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Agreement shall be void and ineffective for all purposes.
     By Optionee’s signature below, Optionee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Agreement in their entirety and fully understands all provisions thereof. Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under the Plan or this Agreement.
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STEWART ENTERPRISES, INC.
By:
Thomas J. Crawford,
President and Chief Executive Officer
Optionee

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